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                                                                     EXHIBIT 3.3

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                       OF
                                ASTROPOWER, INC.

     AstroPower, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     The Board of Directors of the Corporation, duly proposed this Amended and Restated Certificate of Incorporation of the Corporation. The stockholders of the Corporation duly approved the adoption of said Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

     The text of the Corporation's Certificate of Incorporation is hereby restated and amended to read in its entirety as follows, effective on the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware:

                                   ARTICLE I

                                     NAME

      The name of the corporation is AstroPower, Inc. (the "Corporation")


                                   ARTICLE II
                         Address of Registered Office;
                            Name of Registered Agent

     The address, including street, number, city and country, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.


                                  ARTICLE III
                               Purpose and Powers

     The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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                                   ARTICLE IV
                                 Capital Stock

1. Total Number of Shares of Stock. The total number of shares of stock of all classes that the Corporation shall have authority to issue is 30,000,000 shares, consisting of (a) 25,000,000 shares of Common Stock, of the par value of $.01 each (the "Common Stock") and (b) 5,000,000 shares of Preferred Stock of the par value of $.01 each (the "Preferred Stock").

     At the time this Amended and Restated Certificate of Incorporation is filed (such time being called the "Effective Time"), each four (4) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall be changed (the "Reverse Stock Split") into three (3) shares of Common Stock, par value $.01 per share ("New Common Stock"), provided, however, that no fractional shares shall be issued in connection with such changes, and

     (i) for each holder of shares of Common Stock outstanding immediately prior to the Effective Time, the number of shares of New Common Stock that shall be issued upon the Reverse Stock Split shall be computed on the basis of the aggregate number of shares of Common Stock held by such stockholder immediately prior to the Effective Time, and

     (ii) notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any other agreement, for each holder of four (4) shares of Series A Preferred Stock and Series B Preferred Stock outstanding immediately prior to the Effective Time, three (3) shares of New Common Stock shall be issued upon the Reverse Stock Split and upon the conversion of each four (4) shares of Series A Preferred Stock and each four (4) shares of Series B Preferred Stock on the basis of the aggregate number of shares of each such series held by such stockholder immediately prior to the Effective Time.

and, for each fractional share resulting from the application of the foregoing procedures, each stockholder shall be entitled to receive cash in an amount equal to the amount of such fraction times the fair market value of a share of Common Stock at the Effective Time, as determined by the Board of Directors.

2. Common Stock. Except as otherwise provided herein, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

      (a)  Voting Rights of Common Stock   Except as set forth herein or as
           -----------------------------
 otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.


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      (b)  Dividends.  The Board of Directors of the Corporation may cause
           ---------
 dividends to be paid to holders of shares Common Stock out of funds legally available for the payment of dividends.

      (c)  Liquidation.  In the event of any voluntary or involuntary
           -----------
 liquidation, dissolution or winding up of the Corporation, subject to the rights of holders of any Preferred Stock, all distributions shall be payable to the holders of shares of Common Stock equally and ratably.

 3. Preferred Stock (a) The shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series thereof, the shares of each class or series thereof to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such class or series, adopted by the Board of Directors as hereinafter provided.

      (b) Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed by the Delaware General Corporation Law, to authorize the issue of one or more classes, or series thereof, of Preferred Stock and with respect to each such class or series to fix by resolution or resolutions providing for the issue of such class or series the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each class or series thereof shall include, but not be limited to, the determination or fixing of the following:

       (i)  the designation of such class or series;

      (ii) the dividend rate of such class or series, the conditions and date upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

     (iii) whether the shares of such class or series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

     (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

     (v) whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

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     (vi)   the extent, if any, to which the holders of shares of such class or series shall be entitled to vote with respect to the election of directors or otherwise;

     (vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

     (viii) the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation; and

     (ix) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such class or series shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series.


                                   ARTICLE V
                              Board of Directors

1. Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

     (a) determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action; and

     (b) exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the laws of the State of Delaware, this Amended and Restated Certificate of Incorporation, and the Bylaws of the Corporation.

2. Number of Directors. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

3. Classified Board of Directors. At the 1998 annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the directors of the first class elected for a term of one year, the directors of the second class elected for a term of two years, and the directors of the third class elected for a term of three years. At each annual meeting of stockholders following such initial classification and election, directors elected to

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succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

4.   Vacancies on the Board.   Subject to the rights of the holders of any class
or series of the capital stock of the Corporation entitled to vote generally in the election of directors (hereinafter referred to as the "Voting Stock") then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

5. Removal of Directors. Subject to the rights of the holders of any class or series of the Voting Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class (it being understood that, for all purposes of this paragraph, this Amended and Restated Certificate of Incorporation and the provisions of the By-Laws of the Corporation which require the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, to alter, amend or repeal any provision of the By-Laws which is to the same effect as the provisions of this Amended and Restated Certificate of Incorporation, each share of the Voting Stock shall have the number of votes granted to it pursuant to this Amended and Restated Certificate of Incorporation or any designation of the rights, powers and preferences of any class or series of Preferred Stock made pursuant to this Amended and Restated Certificate of Incorporation (a "Preferred Stock Designation").

     Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of a least 80% of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article of this Amended and Restated Certificate of Incorporation.


                                  ARTICLE VI
                            Stockholder Actions and
                           Meetings of Stockholders

     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation, and may not be

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effected by any consent in writing by such stockholders.  Special meetings of stockholders of the Corporation may be called only by the Board of Directors, pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of series of the Voting Stock required by law, this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class shall be required to alter, amend or repeal this Article of this Amended and Restated Certificate of Incorporation.


                                  ARTICLE VII
               Certain Rights of the Corporation's Stockholders

1. Notwithstanding anything else contained herein, the Corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

     (a) prior to such time the Board of Directors of the Corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

2.   As used in this section only, the term:

     (a) "business combination," when used in reference to the Corporation and any interested stockholder of the Corporation, means:

     (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 1. of this Article VII is not applicable to the surviving entity.

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(ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition
(in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation.

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of the Delaware General Corporation Law; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock of the Corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock of the Corporation, provided, however, that in no case under (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder, or

v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(b) "interested stockholder" means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15%

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          or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 1, 1997, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own or (II) is an affiliate or associate of the Corporation and so continued (or so would have continued but for action taken by the Corporation) to be the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the 3-year period immediately prior to the due date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph 2.(b) of this
          Article VII but shall not include any other unissued stock of such Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion, rights, warrants or options, or otherwise.

     (c) "person" means any individual, corporation, partnership, unincorporated association or other entity.

     (d) "Stock" means, with respect to the Corporation, the capital stock of the Corporation.

     (e) "Voting stock" means, with respect to the Corporation, the stock of any class or series entitled to vote generally in the election of directors."


                                 ARTICLE VIII
                                Indemnification

     The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other

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rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity whole holding such office, and shall continue as to a person who has ceased to be director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.


                                   ARTICLE IX
                      Limitation on Liability of Directors

     A director of the Corporation shall, to the maximum extent now or hereafter permitted by Section 102(b)(7) of the Delaware General Corporation Law (or any successor provision or provisions), have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.


                                   ARTICLE X
                                   Compromise

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholder or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this Corporation.


                                   ARTICLE XI
                              Amendment of Bylaws

     The Corporation's Board of Directors is hereby expressly authorized, at any time or from time to time, to make, alter, amend and repeal the By-Laws.


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     Notwithstanding any other provisions of this Amended and Restated
Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of series of the Voting Stock required by law, this Amended and Restated Certificate of Incorporation, or any Preferred Stock Designation, the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this paragraph of this Amended and Restated Certificate of Incorporation.


                                  ARTICLE XII
         Amendment of Amended and Restated Certificate of Incorporation

     The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation. Except for any such amendment, alteration, change or repeal as to which holders of any class of Preferred Stock are entitled to exercise voting rights as provided in the resolution or resolutions providing for such class or series of Preferred Stock pursuant to Article IV, Section 2 hereof, or unless otherwise provided herein, any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) a majority of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.


                                  ARTICLE XIII
                                  Severability

     In the event that any of the provisions of this Amended and Restated Certificate of Incorporation (including any provision within a single article, section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.


                                  ARTICLE XIV
                                  Incorporator

     The name and mailing address of the incorporator is Peter Landau, 52 Vanderbilt Avenue, New York, N.Y. 10017.


IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed as of January______, 1988.

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                                ASTROPOWER, INC.



                                --------------------------
                                By:
                                Its:




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